Exhibit 99.1

Exhibit 99.1 News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports Second Quarter 2012 Results

BATON ROUGE, Louisiana — (August 2, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2012.

SECOND QUARTER 2012 HIGHLIGHTS:

•	Revenues increased 13.4% to $209.0 million versus $184.3 million a year ago.

•	Net income increased to $10.5 million in the second quarter compared to net income of $2.7 million a year ago.

•	EBITDA increased 46.8% to $51.7 million from $35.2 million, yielding a margin of 24.7% compared to 19.1% of revenues a year ago.

•	Rental revenues increased 26.4%, or $14.7 million to $70.5 million on higher time utilization, better rates, and a larger fleet compared to a year ago.

•	Gross margins were 30.7% as compared to 25.9% a year ago. Rental gross margins increased to 47.5% compared to 40.7% a year ago.

•

Average time utilization (based on units available for rent) increased to 68.7% compared to 67.1% last year and 65.8% last quarter. Average time utilization (based on original equipment cost) increased to 73.5% compared to 70.0% a year ago and 69.5% in the first quarter of 2012.

•	Achieved positive year-over-year and sequential rental pricing in the second quarter. Average rental rates increased 11.0% compared to a year ago and improved 5.0% from the first quarter of this year.

•	Dollar utilization was 35.6% as compared to 31.0% a year ago.

•	Average rental fleet age at June 30, 2012 was 40.4 months, down slightly from the end of the last quarter and significantly younger than the industry average age of 50 months.

John Engquist, H&E Equipment Services’ president and chief executive officer, said, “Our second quarter performance was very strong as we continued to experience solid demand in all of our end user markets, particularly in our Gulf Coast markets where energy-related activity

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H&E Equipment Services Reports Second Quarter 2012 Results

August 2, 2012

remains very healthy. A modest recovery in commercial construction activity is also driving higher demand for rentals as the fundamentals for this segment of our business are very strong. We are approaching our prior record levels of time utilization and our strong dollar returns allow us to continue to increase our fleet size, which as of June 30th, has surpassed our prior peak levels. Based on the strong demand and improved rental pricing, we plan to further expand our fleet through the remainder of this year. Rental rates improved 11.0% from a year ago and 5.0% from the first quarter. New equipment sales remain difficult to predict, but bidding activity for hydraulic cranes used in the energy sector is encouraging.”

“Our second quarter performance was again solid, and we are especially pleased with our bottom line improvement. While the overall economic environment is hard to predict, the trends in the markets we serve remain positive and the momentum in our business is continuing. We are opening two new locations in Texas to expand our presence and we continue to evaluate expansion opportunities in other markets as well.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2012:

Revenue

Total revenues increased 13.4% to $209.0 million from $184.3 million in the second quarter of 2011. Equipment rental revenues increased 26.4% to $70.5 million compared with $55.8 million in the second quarter of 2011. New equipment sales increased 11.7% to $64.7 million from $57.9 million in the second quarter of 2011. Used equipment sales increased 2.3% to $23.6 million compared to $23.1 million in the second quarter of 2011. Parts sales decreased 0.9% to $24.7 million from $24.9 million in the second quarter of 2011. Service revenues increased 4.8% to $13.9 million compared to $13.2 million a year ago.

Gross Profit

Gross profit increased 34.4% to $64.2 million from $47.8 million in the second quarter of 2011. Gross margin was 30.7% for the quarter ended June 30, 2012, compared to gross margin of 25.9% for the quarter ended June 30, 2011.

On a segment basis, gross margin on rentals in the second quarter of 2012 was 47.5% compared to 40.7% in the second quarter of 2011 due to higher average rental rates on new contracts in the period and improved fleet utilization. On average, rental rates increased 11.0% as compared to the second quarter of 2011. Time utilization (based on OEC) was 73.5% in the second quarter of 2012 compared to 70.0% a year ago.

Gross margin on new equipment sales was 10.9% as compared to 11.7% in the second quarter a year ago. Gross margin on used equipment sales was 30.5% compared to 21.7% a year ago, due to the mix of used equipment sold and improved pricing. Gross margin on parts sales increased to 28.0% from 26.8%. Gross margin on service revenues increased to 62.8% from 61.2% in the prior year due primarily to revenue mix.

Rental Fleet

At the end of the second quarter of 2012, the original acquisition cost of the Company’s rental fleet was $809.3 million, an increase of $84.4 million from $724.9 million at the end of the second quarter of 2011 and an increase of $72.7 million from $736.6 million at the end of 2011. Dollar utilization was 35.6% compared to 31.0% for the second quarter of 2011. Dollar returns increased reflecting higher year-over-year average rental rates and improved time utilization.

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H&E Equipment Services Reports Second Quarter 2012 Results

August 2, 2012

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2012 were $41.4 million compared with $37.5 million last year, a $3.9 million, or 10.3%, increase. For the second quarter of 2012, SG&A expenses as a percentage of total revenues were 19.8% as compared to 20.4% a year ago.

Income from Operations

Income from operations for the second quarter of 2012 was $23.5 million, or 11.2% of revenues, compared with income from operations of $10.4 million, or 5.6% of revenues, a year ago.

Interest Expense

Interest expense for the second quarter of 2012 was $7.0 million compared to $7.2 million a year ago.

Net Income

Net income was $10.5 million, or $0.30 per diluted share, in the second quarter of 2012, compared to net income of $2.7 million, or $0.08 per diluted share, a year ago. The effective income tax rate in the second quarter of 2012 was 37.2% compared to 18.7% a year ago.

EBITDA

EBITDA for the second quarter of 2012 increased 46.8% to $51.7 million compared to $35.2 million a year ago. EBITDA, as a percentage of revenues, was 24.7% compared to 19.1% a year ago.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, August 2, 2012, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2431 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on August 2, 2012, and will continue to be available through August 14, 2012, by dialing 719-457-0820 and entering confirmation code 2442687.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 2, 2012, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Second Quarter 2012 Results

August 2, 2012

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2012 Results

August 2, 2012

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$70,504	$55,772	$130,133	$104,250
New equipment sales	64,704	57,913	105,701	87,086
Used equipment sales	23,588	23,066	50,110	38,483
Parts sales	24,725	24,942	48,103	46,519
Service revenues	13,879	13,244	27,179	25,881
Other	11,624	9,398	21,463	17,024

Total revenues	209,024	184,335	382,689	319,243

Cost of revenues:
Rental depreciation	24,763	21,507	47,577	42,070
Rental expense	12,253	11,569	23,796	22,308
New equipment sales	57,633	51,118	93,578	77,148
Used equipment sales	16,405	18,058	35,027	29,620
Parts sales	17,805	18,261	34,734	34,101
Service revenues	5,168	5,137	10,292	10,048
Other	10,762	10,890	20,799	21,037

Total cost of revenues	144,789	136,540	265,803	236,332

Gross profit	64,235	47,795	116,886	82,911

Selling, general, and administrative expenses	41,399	37,546	82,102	75,639
Gain on sales of property and equipment	641	52	964	149

Income from operations	23,477	10,301	35,748	7,421

Interest expense	(6,973)	(7,178)	(13,843)	(14,385)
Other income, net	151	185	508	508

Income (loss) before provision (benefit) for income taxes	16,655	3,308	22,413	(6,456)

Provision (benefit) for income taxes	6,187	619	7,990	(2,672)

Net income (loss)	$10,468	$2,689	$14,423	$(3,784)

NET INCOME (LOSS) PER SHARE
Basic – Net income (loss) per share	$0.30	$0.08	$0.41	$(0.11)

Basic – Weighted average number of common shares outstanding	34,838	34,725	34,822	34,713

Diluted – Net income (loss) per share	$0.30	$0.08	$0.41	$(0.11)

Diluted – Weighted average number of common shares outstanding	34,964	34,906	34,957	34,713

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H&E Equipment Services Reports Second Quarter 2012 Results

August 2, 2012

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2012	December 31, 2011
Cash	$3,692	$24,215
Rental equipment, net	518,425	450,877
Total assets	859,140	753,305

Total debt(1)	323,790	268,660
Total liabilities	579,718	489,098
Stockholders’ equity	279,422	264,207
Total liabilities and stockholders’ equity	$859,140	$753,305

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$10,468	$2,689	$14,423	$(3,784)
Interest expense	6,973	7,178	13,843	14,385
Provision (benefit) for income taxes	6,187	619	7,990	(2,672)
Depreciation	28,079	24,622	54,115	48,317
Amortization of intangibles	25	123	50	247

EBITDA	$51,732	$35,231	$90,421	$56,493

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